PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	APRIL 8, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES MERSANA’S COLLABORATION AGREEMENT

WITH SUBSIDIARY OF TAKEDA PHARMACEUTICAL CO.

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by portfolio company, Mersana Therapeutics, Inc., that it has entered into a collaboration agreement with Millennium Pharmaceuticals, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited (TSE: 4502) to develop next-generation Fleximer® antibody-drug conjugates (ADCs). Mersana’s proprietary conjugation technology is comprised of the company’s biodegradable Fleximer polymer and a broad array of customizable linker chemistries matched to Mersana’s diverse, cytotoxic payloads.

Under the agreement, Takeda will provide an upfront payment to Mersana for the right to utilize Fleximer technology to develop novel ADC candidates. Mersana is responsible for conducting research and creating ADCs that are conjugates of Takeda’s antibodies and Mersana’s diverse payload platforms, which combine a cytotoxic payload with the Fleximer polymer and custom linkers. In addition to providing antibodies, Takeda is responsible for product development, manufacturing and commercialization of any Fleximer-ADC products. Mersana, in addition to an upfront payment, is eligible to receive milestones and royalties on worldwide net sales of any resulting ADC products.

"This agreement is another point of validation that our portfolio companies are solving important problems," said Douglas W. Jamison, CEO of Harris & Harris Group. "Partnerships are important to us and to our portfolio companies, and this is another example of a very synergistic partnership for bringing new therapeutic opportunities to market."

Mersana's press release may be viewed at http://www.mersana.com/news-events/news-events-press-release-2014-04-07.php.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com and www.mersana.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.